Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Arête Industries, Inc. for the year ended December 31, 2012. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Arête Industries, Inc.’s oil and gas reserves as of December 31, 2012, and to the inclusion of our report dated April 12, 2013 as an exhibit to the Annual Report on Form 10-K of Arête Industries, Inc. for the year ended December 31, 2012.

\s\ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P

Denver, Colorado

April 16, 2013

1100 LOUISIANA, SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651 0849
1015 4TH STREET S.W., SUITE 600	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790